UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 1, 2011
Date of Report (Date of earliest event reported)

ChineseInvestors.com, Inc.
(Exact name of registrant as specified in its charter)

Indiana	000-54207	35-2089868
(State of Organization)	(Commission File Number)	(IRS Employer Identification #)

13791 E. Rice Place, Suite #107 Aurora, CO	80015
(Address of principal executive offices)	(Zip Code)

Brett Roper, Director of Administrative Services - (303) 481-4416 or (303) 345-1262
Registrant’s telephone number, including area code

Copies to: Michael E. Shaff, Esq., Irvine Venture Law Firm, LLP
17901 Von Karman Avenue, Suite 500, Irvine, CA 92614 Telephone (949) 660-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

In late August of 2011 (and as noted in our 10K filing, Section 7 of the Financial Statement within the Subsequent Events section), the Company signed a term sheet with a capital source describing the provision of a financing facility to the Company having a face value of $1.5 million; to be made available in $500,000 tranches in exchange for purchasing the Company's stock under a proposed public registration statement with a purchase price for our stock at 85% of the lowest daily volume average share price over a five (5) trading day period once the Company calls for the funding.  The agreement will remain in force for 24 months from the date of, November 1, 2011 execution.

On or about November 1st, the Company received executed agreements from Kodiak Capital Group, LLC, a Delaware limited liability company (Investment Agreement and Registration Rights Agreement) outlining the terms and conditions as agreed to by both parties and as noted in the preceding paragraph.  The Company paid Kodiak Capital Group, LLC a fee of $10,000 and provided 50,000 restricted shares (provisions include a claw back provision if the 1st funding tranche is not fulfilled) as an inducement and as negotiated within the terms and conditions of the funding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ChineseInvestors.COM, Inc.

Date: November 1, 2011	By:	/s/ Brett Roper
Name: Brett Roper
Title: VP, Corporate Services